Exhibit 10.1

                          AMENDED EMPLOYMENT AGREEMENT

         This Agreement is made and entered into as of February 1, 2006 by Natural Health Trends Corp., a Delaware corporation (the "Company"), and Richard
S. Johnson ("Employee") in which the parties agree as follows:

1.0      RECITALS

1.1 Through its subsidiaries, NHTC operates an international direct selling organization (the "Organization") that distributes certain cosmetic, quality of life, and other products through independent distributors worldwide.

1.2 Employee has experience and expertise in the area of advising direct selling organizations in matters such as market development and product expansion in Japan and throughout the world, has substantial knowledge of and experience in the Organization's operations and products, and is willing to continue his employment as President of Natural Health Trends Japan, Inc. and provide additional advise and services to the Company.

1.3 The Company is willing to engage Employee as an employee on the terms and conditions set forth herein.

1.4 Therefore, for good and valuable consideration, including the promises made by each party and the acts taken in accordance therewith, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

2.0      ENGAGEMENT

2.1 The Company hereby engages Employee to act as President of Natural Health Trends Japan, Inc. and render such further advise and services to the Company as may be requested by the Company from time-to-time.

2.2 Employee hereby accepts this employment on the terms and conditions set forth herein.

2.3 This Agreement amends and restates in their entirety and takes the place of all other Employment Agreements between the Company, or any of its subsidiaries, and Employee, effective February 1, 2006.

3.0      TERM

3.1 This Agreement will be effective as of February 1, 2006 (the "Commencement Date"), and, unless modified by mutual written agreement of the parties, shall continue for a term of three years, unless terminated earlier in accordance with this Agreement (the "Term").

3.2      The Company may terminate this Agreement as follows:

3.2.1 Employee shall become insolvent, bankrupt or seek protection from creditors,

3.2.2 Employee commits any dishonest or fraudulent act or is convicted of any crime,

3.2.3 The Company becomes the subject of a governmental or regulatory action seeking any penalty, sanction, or fine against the Company as a result of actions undertaken at least in part by Employee, or

3.2.4    Employee commits any material breach of this Agreement, or

3.2.5 Upon ninety (90) days written notice to Employee of the Company's intent to cancel this Agreement.

3.3      Employee may terminate this Agreement as follows:

3.3.1 The Company shall become insolvent, bankrupt or seek protection from creditors,

3.3.2 The Company or an executive officer of the Company is convicted of any crime,

3.3.3 Employee becomes the subject of a governmental or regulatory action seeking any penalty, sanction, or fine against Employee as a result of actions undertaken at least in part by the Company,

3.3.4    The Company commits any material breach of this Agreement, or

3.3.5 Upon ninety (90) days written notice to the Company of Employee's intent to cancel this Agreement.

3.4 Upon expiration or termination, whichever shall first occur, the Company shall pay for services rendered through the date of expiration or termination.

4.0      COMPENSATION

4.1 In consideration of the services performed by Employee, the Company agrees to pay Employee $16,000 per quarter, which upon request of Employee will be paid in monthly installments of $5,333.33.

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4.2      Out-of-pocket expenses incurred by Employee and authorized and approved by the Company in advance in writing shall be reimbursed by Company to Employee.

4.3 Employee shall submit statements to the Company not less frequently than quarterly, and may submit such statements to the Company monthly, for services rendered and out-of-pocket expenses reimbursable under this Agreement. The Company shall pay approved invoices within ten (10) days of its receipt thereof.

4.4 Each year during the term of this Agreement, the Executive shall receive non-qualified stock options exercisable for an aggregate of 8,000 shares of the Company's common stock ("Common Stock") at an exercise price equal to the closing price of the Company's common stock on the date the options are issued, as reported on the OTC Bulletin Board. The Options shall be granted pursuant to the Company's 2002 Stock Plan (the "Plan") and subject to the terms and conditions thereof.

4.5 The option to purchase 15,000 shares of the Common Stock that have already been issued to Employee shall vest on the Commencement Date and are exercisable from and after the Commencement Date through and until 90 days after termination of this Agreement.

5.0      EMPLOYEE'S ACTIVITIES

5.1 Employee shall devote up to 8 days every quarter to the business and affairs of the Company, when, where and as requested by the Company. Travel time, telephone conferences, and time spent preparing for providing services hereunder shall all qualify as time devoted to providing services hereunder.

5.2 If Employee spends more than 8 days in any quarter providing services hereunder, then the Company shall compensate Employee for such extra days at the rate of $2,000.00 per day.

5.3 Employee will travel to Japan at least once each year to attend and participate in a distributor convention or other event designated by the Company at least 60 days in advance. The Company will provide or reimburse round-trip business-class or equivalent airfare to such event for Employee and Employee's wife, if she attends the event with him. The Company will also provide hotel accommodations at such event for Employee and his wife at a Four Seasons or equivalent hotel.

5.4 Employee will travel to the Company's headquarters in Dallas, Texas, once each quarter if and when requested by the Company with at least 15 days advance notice. The Company will provide or reimburse round-trip business-class or equivalent airfare to such event for Employee, as well as hotel accommodations at a Four Seasons or equivalent hotel.

5.5 Employee shall keep and periodically provide to the Company a record describing the work activities and hours of Employee as the Company shall reasonably request.

6.0      CONFIDENTIALITY

6.1 "Confidential Information" means any and all technical, business, financial or commercial information concerning the Company which is confidential or proprietary or competitively sensitive and which is received from Employee, whether before or after the date hereof, without regard to the form of the disclosure, including without limitation:

6.1.1 Technical Information. All trade secrets, inventions, discoveries, know-how, formulas, formulations, compositions, software, specifications, patents, patent applications, drawing, schematics, processes, process technologies, manufacturing techniques, tests, test results, research and development, and similar non-public technical information;

6.1.2 Business, Financial and Commercial Information. All information concerning the business, financial condition, results of operations, marketing strategies, contracts with representatives, lists of Agents or representatives, contracts with customers and prospective customers, lists of customers and prospective customer representatives, costs, pricing, margins, terms of sales, quantities, product plans, contracts, market information, purchase orders, sources of supply, projections, confidential personnel information, and similar non-public commercial information; and

6.1.3 Recordings. The contents of all notes, analyses, compilations, contracts, records, report studies and extracts in every recordable form, however and whenever arising, containing any Confidential Information.

6.2 Employee agrees that the Confidential Information will be used solely in connection with Employee's services to the Company pursuant to this Agreement and that he or she will hold the Confidential Information in strict confidence and not communicate, disclose, divulge, disseminate, publish or transfer the Confidential Information to any person except as expressly permitted hereby, without the prior written consent of the Company.

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6.3      Employee agrees that all work product prepared by Employee in connection with this Agreement, whether before or after execution of this Agreement, will be subject to protection under federal copyright law, constitutes "work-for-hire" and that all right, title, interest in such work product are owned exclusively by the Company and that Employee has no rights with respect thereto. Employee agrees to furnish all such work product to the Company and execute and deliver to the Company all acknowledgements, assignments, and other documents and take such other action as the Company may deem necessary to vest all right, title, and interest in such work product with the Company.

6.4 Employee agrees that the Company would not have an adequate remedy at law and would be irreparably injured if Employee did not strictly perform his or her obligations in accordance with the provisions of this Agreement. Employee agrees that the Company shall be entitled to an injunction to require compliance herewith. This remedy is in addition to any other right or remedy to which the Company may be entitled at law or in equity and not as a limitation thereof.

7.0      GENERAL PROVISIONS

7.1 The failure or delay by any party in exercising any right, power, or privilege under this Agreement will not operate as a waiver of such right, power, or privilege.

7.2 This Agreement supersedes all prior agreements and understandings between the parties, including agreements and understandings with Lexxus International or any other subsidiary or affiliate of the Company, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the parties.

7.3 Neither party may assign any of its rights under this Agreement without the prior consent of the other party. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement. No third parties are intended to be beneficiaries hereof.

7.4 This Agreement will be governed by the laws of the State of Texas as if it were to be wholly performed within such State.



         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written-above.





         THE COMPANY:                             EMPLOYEE:

         NATURAL HEALTH TRENDS CORP.


         By: /s/ ROBERT H. HESSE                  /s/ Richard S. Johnson
             ----------------------------         ------------------------------
             Robert H. Hesse, CEO                 Richard S. Johnson

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